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Exhibit 23.3

Consent of Independent Accountants

        We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated December 23, 2002 (except for Note 6, paragraph 2, as to which the date is May 29, 2003), with respect to the 2000 and 2001 consolidated financial statements and schedule of Houghton Mifflin Company included in Amendment No. 1 to the Registration Statement No. 333-105746 (Form S-4) and related Prospectus for the registration of $600,000,000 of Senior Notes due 2011 and $400,000,000 of Senior Subordinated Notes due 2013.

/s/ ERNST & YOUNG LLP
New York, New York July 9, 2003

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Consent of Independent Accountants